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Exhibit 5


                                                       February 27, 1996

         Water-Jel Technologies, Inc.
         243 Veterans Boulevard
         Carlstadt, New Jersey  07072

         Gentlemen:

                   We have acted as counsel to Water-Jel Technologies, Inc., a New York corporation (the "Company") in connection with the registration and sale by certain Selling Shareholders (which include the undersigned) of 849,789 shares of Common Stock, $.08 par value, 176,596 Class A Redeemable Warrants, and 176,596 Class B Redeemable Warrants (the "Securities") which are the subject of a Registration Statement on Form S-3 under the Securities Act of 1933, as amended (the "Act"). As counsel to the Company we have examined and relied upon the original or copies, certified of otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary in order to render the following opinion.

                  Based upon the foregoing, we are of the opinion that the Securities to be issued by the Company are duly authorized and, when issued and paid for in accordance with their terms as described in the Registration Statement, will be validly issued, fully paid and nonassessable.

                  We are aware that we are referred to under the caption "Legal Matters" in the Prospectus included in the Registration Statement and we hereby consent to such reference to us and to the filing of this opinion as Exhibit 5 to the Registration Statement. In giving such consent, however, we do not hereby imply or admit that we are within the category of persons whose consent is required under Section 7 of the Act or under the General Rules and Regulations of the Securities and Exchange Commission adopted thereunder.

                                       Very truly yours,


                                       /s/ Oscar D. Folger
                                       Oscar D. Folger

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